[Exhibit 99.1]
                           [Logo of CBRL Group, Inc.]



                                   Contact: Lawrence E. White
                                            Senior Vice President/
                                            Finance and Chief Financial Officer
                                            (615) 443-9869


          CBRL GROUP, INC. REPORTS SALES TRENDS AND PROVIDES EARNINGS
                    GUIDANCE FOR FISCAL 2004 FOURTH QUARTER

LEBANON,  Tenn.  (June 17, 2004) -- CBRL Group,  Inc. (the  "Company")  (NASDAQ:
CBRL) today reported quarter-to-date sales and provided earnings guidance for the fourth fiscal quarter of 2004.

     The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units are down approximately 1.5-2% from last year, with an approximately 1.5-2% higher average check, including approximately 1.7% higher menu pricing. Cracker Barrel quarter-to-date comparable store retail sales are down approximately 5%.
Quarter-to-date comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants are up approximately 2.5-3%, including approximately 3.5-4% higher average check, including approximately 3% higher menu pricing. Father's Day occurred earlier in the fiscal 2003 fourth quarter and was included in last year's comparable store sales for the period. The Company estimates that this timing difference reduced fourth quarter-to-date comparable store restaurant sales relative to the year-ago quarter-to-date period by almost 0.5% for Cracker Barrel and approximately 1.5% for Logan's.

     The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

     Commenting on current trends, CBRL Group, Inc. President and Chief Executive Officer Michael A. Woodhouse said, "Quarter-to-date sales trends reflect a variety of factors, including general softness in sales similar to that reported by a number of other restaurant companies, lack of availability of certain retail product, slower than expected sales of a certain new retail product, the timing of holidays, and other factors. Encouragingly, both Cracker Barrel and Logan's comparable restaurant sales trends, adjusted for the one-week shift in both Memorial Day and Father's Day, have been both positive and stronger than the reported quarter-to-date trends since just before the Memorial Day weekend. Based on these trends, improved availability of retail product and the timing of holidays, we expect a relative improvement in sales trends in all our businesses for the remainder of the quarter."

     The Company provided guidance for the fourth fiscal quarter of 2004, which ends on July 30, 2004. The Company expects a mid-single digit increase in total revenue over last year and diluted net income per share of $0.65-$0.68 for the fourth quarter compared with $0.70 in the year-ago quarter. This guidance reflects expectations for comparable store restaurant sales for the full quarter versus last year of between a 1% decrease and a 1% increase for Cracker Barrel and a percentage increase in the mid-single digits for Logan's. The Company presently expects comparable store retail sales during the fourth quarter to be down 1-3% from the year-ago quarter. Guidance also reflects expected continuation of commodity cost pressures in most major food cost categories. The principal food categories in which the Company does not have contracts for all its needs through the fiscal fourth quarter or beyond are dairy, smoked sausage and produce. Guidance reflects the Company's expected cost increases for these categories.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 500 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 107 company-operated and 19 franchised Logan's Roadhouse restaurants in 17 states.

     Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; the ability of the Company to identify, acquire and sell successful lines of retail merchandise; commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the Company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

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